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                                                           Exhibit 10.12
                                               Chicago Mercantile Exchange Inc.
                                              Registration Statement on Form S-4

                             EMPLOYMENT AGREEMENT
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     This Employment Agreement ("Agreement") is entered into by and between the
CHICAGO MERCANTILE EXCHANGE ("CME") and WILLIAM JENKS ("Jenks") this 17/th/ day of July, 1998.

               WHEREAS, the parties desire to enter into this Agreement pertaining to the employment of Jenks by the CME.

     NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below, the parties hereby agree as follows:

     1. Employment. Subject to the terms of this Agreement, the CME hereby agrees to employ Jenks during the Agreement Term as Executive Vice President, Management Information Systems, ("MIS"), and Jenks hereby accepts such employment. Jenks shall report directly to the Executive Vice President, Chief Operating Officer ("EVP/COO") of the CME. As Executive Vice President of MIS, Jenks shall have overall responsibility for the MIS division and such other duties as may be assigned to him by the EVP/COO, President or Board of Directors of the CME. These duties may be changed from time-to-time as determined by the EVP/COO, President or Board of Directors of the CME, provided that any such duties shall be consistent with the position of Executive Vice President, MIS. During his employment, Jenks agrees to devote his full time, energies and talents to serving as Executive Vice President, MIS, of the CME, and to perform his duties faithfully, efficiently and in good faith, subject to the direction of the EVP/COO and/or President and/or Board of Directors of the CME.

     2. Agreement Term. The Agreement Term shall be for a term ending on June 30, 2000. Unless renewed by the mutual written agreement of the parties, this Agreement will automatically terminate upon the expiration of the Agreement Term. The CME will give Jenks written notice of its intention to renew or not renew or to renegotiate the terms of the Agreement
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at least sixty (60) days prior to expiration. In the absence of renewal, upon expiration of this Agreement, Jenks shall be an employee of the CME working without a contract.

     3. Compensation. During the Agreement Term and while employed by the CME, the CME shall compensate Jenks as follows:

     a. Base Salary. Jenks shall be paid an annual base salary of Two hundred fifty thousand dollars ($250,000.00), payable in equal bi-weekly installments. Annual increases, if any, shall be as determined by the CME in accordance with its policies and practices with respect to executive compensation.

     b. Benefits. Subject to their terms, Jenks and any of his eligible dependents shall be entitled to participate in all fringe benefits and benefit plans of the CME under the same terms and conditions as are generally applicable to the employees and officers of the CME as those fringe benefits and benefit plans currently exist and/or as they may be amended from time to time during the Agreement Term.

     c. Bonus. Subject to its terms, Jenks shall participate in the CME's discretionary bonus program.

     4. Termination. Jenks's employment with the CME during the Agreement Term may be terminated only under the following circumstances:

     a.   Death. Jenks's employment hereunder will terminate upon his death.

     b. Disability. If Jenks is disabled, and received benefits under the CME's long term disability insurance program, the obligations under this Agreement shall be suspended for the duration of such disability. In the event Jenks returns to the position set forth herein during the term of this Agreement, the provisions of this Agreement shall be reinstated. In the event Jenks returns to work in a different position, or does not return to work at all upon conclusion of his disability, this Agreement shall be deemed terminated.
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     c.   Cause. Jenks's employment hereunder may be immediately terminated by the CME for cause. For purposes of this Agreement, "cause" shall be defined as misconduct, incompetence, failure to perform and/or neglect of duties which is gross or willful, and shall include actions by Jenks which occur outside of the CME which would have a substantial likelihood of bringing significant discredit upon the CME.

     d. Termination by Jenks. This Agreement may be terminated by Jenks at any time and for any reason by the giving of at least sixty (60) days advance written notice of same to the CME.

     5.   Payments Upon Termination or Expiration.

     a. In the event of termination of Jenks pursuant to Paragraphs 4a or 4b of this Agreement, the CME shall for a period of six (6) months following such termination continue Jenks's base salary (or pay same to his estate).

     b. In the event of termination of Jenks by the CME pursuant to Paragraph 4c of this Agreement, or upon expiration of the Agreement Term, the CME shall pay to Jenks only any accrued, but unused, vacation pay.

     c. In the event Jenks terminates this Agreement pursuant to Paragraph 4d herein with less than the sixty (60) days advance written notice of same, the parties acknowledge that the CME will be damaged thereby, but that such damages will be difficult to calculate. Accordingly, Jenks will promptly pay to the CME, or allow set off against any monies it may then owe to Jenks, as liquidated damages a sum equal to his base salary, computed daily, for each day his notice of termination under Paragraph 4d is less than sixty (60) days.

     6. Confidentialty. Jenks acknowledges that in his employment he is or will be making use of, acquiring or adding to the CME's Confidential Information which includes (but is not limited to) memoranda and other materials or records of a proprietary nature; technical data,
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records and policy matters relating to new business development, research, strategy, finance, accounting, marketing, personnel, clearing, management, and operations. Therefore, in order to protect such Confidential Information and to protect other employees who depend on the CME for regular employment, Jenks agrees that he will not during or after the term of his employment in any way utilize any of said Confidential Information, except in connection with his employment by the CME, and he will not copy, reproduce, or take with him the original or any copies of said Confidential Information and he will not disclose any of said Confidential Information to anyone. Further, Jenks agrees to advise any new employer of the terms of this Agreement regarding Confidential Information. These restrictions regarding Confidential Information shall be in addition to those which exist at common law or by statute.

     7.   Arbitration; Equitable Remedies.

     Any controversy or claim arising out of or relating to this Agreement or the validity, interpretation, enforceability or breach thereof, which is not settled by agreement of the parties, shall be settled by arbitration conducted in the City of Chicago, in accordance with the Rules of the American Arbitration Association, and judgment upon the award rendered in such arbitration may be entered in any court having jurisdiction. The arbitration shall be conducted before a single arbitrator selected by the parties. In the event the parties cannot agree on an arbitrator, then the Association will supply both parties with a list of seven names. The parties will alternatively strike one name until only one remains. First choice will be determined by a coin toss, the winning party having the option of striking first. All expenses of arbitration shall be borne equally by the parties, except for attorneys' fees which shall be borne entirely by each party. The arbitrator shall have no power to amend, alter, add to or delete from this Agreement.

     Jenks acknowledges that the CME would be irreparably injured by a violation of Paragraph 6 and he agrees that the CME, in addition to any other remedies available to it for
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such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining Jenks from any actual or threatened breach of Paragraph 6 pending and in aid of arbitration of the dispute. If a bond is required to be posted in order for the CME to secure an injunction or other equitable remedy, the parties agree that such bond need not be more than a nominal sum.

     8. Return of Property. Upon his last day of active work, Jenks hereby agrees to immediately turn over to the CME any keys, credit cards, passes, and all notes, memoranda, records, documents, computer disks, and all other information, no matter how produced or reproduced, kept by Jenks or in his possession or control, used in or pertaining to the business of the CME, it being hereby acknowledged that all of said items are the sole and exclusive property of the CME.

     9. Defense of Claims. During the period of his employment by the CME, and for periods after the termination of his employment, Jenks shall reasonably cooperate with the CME at its request in the defense or prosecution of any claim that may be made by or against the CME. Such cooperation shall include, without limitation, serving as a witness at trial or hearing, being deposed, and preparation for same. For the period after Jenks terminates his employment with the CME, the CME shall reimburse Jenks for all reasonable expenses in connection therewith, including travel expenses, and shall compensate him at a daily rate equal to his annual base salary on the date his employment with the CME terminates, divided by 260, with days used for preparation, travel and other related matters being included for purposes of determining the compensation due to Jenks. Less than full days shall be paid for by the hour, determined by dividing the daily rate by eight. To the extent reasonably practicable, the CME shall provide Jenks with notice at least ten days prior to the date on which any such travel is required.
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     10.  Nonalienation. The interests of Jenks under this Agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of Jenks or Jenks's beneficiaries.

     11. Amendment. This Agreement may be amended or cancelled only by the subsequent mutual written agreement of the parties.

     12. Applicable Law. The provisions of this Agreement shall be construed in accordance with the laws of the State of Illinois, without regard to the conflict of law provisions of any state.

     13. Waiver of Breach. No waiver of any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

     14. Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at, respectively, the business address of the CME in care of its President and the home address of Jenks (or to Jenks at the business address of the CME if Jenks is employed there at the time of such notice). Such notices and other communications shall be deemed given:

     a. in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery;

     b. in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; or
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     c.   in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise; provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received.

     15. Severability. If any provision, section, subsection or other portion of this Agreement shall be determined by any court of competent jurisdiction to be invalid, illegal or unenforceable in whole or in part, and such determination shall become final, such provision of portion shall be deemed to be severed or limited, but only to the extent required to render the remaining provisions and portions of this Agreement enforceable. This Agreement as thus amended shall be enforced so as to give effect to the intention of the parties insofar as that is possible. In addition, the parties hereby expressly empower a court of competent jurisdiction to modify any term or provision of this Agreement to the extent necessary to comply with existing law and to enforce this Agreement as modified.

     16. Survival of Agreement; Successors. Except as otherwise expressly provided in this Agreement, the rights and obligations of the parties to this Agreement shall survive the termination of Jenks's employment with the CME. In the event of a merger, sale, reorganization or other change of control, this Agreement shall be binding upon and inure to the benefit of any successor of the CME.

     17. Entire Agreement. This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, if any, between the parties relating to the subject matter hereof.

     18. Counterparts. This Agreement may be signed in multiple counterparts, each of which shall be deemed to be an original for all purposes.
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     19.  Acknowledgement by Jenks. Jenks represents that he is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, that he has read this Agreement and that he understands its terms. Jenks acknowledges that, prior to assenting to the terms of this Agreement, he has been given a reasonable time to review it, to consult with counsel of his choice, and to negotiate at arm's length with the CME as to the contents. Jenks and the CME agree that the language used in this Agreement is the language chosen by the parties to express their mutual intent, and that no rule of strict construction is to be applied against any party hereto.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date(s) set forth below.

                                    CHICAGO MERCANTILE EXCHANGE

                                    By /s/ Gerald J. Beyer
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                                    Title  EVP/COO
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                                    Date  7-13-98
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                                    /s/ William Jenks
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                                    William Jenks

                                    Date  7-20-98
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